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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): September 10, 2002

DWC INSTALLATIONS
(Exact name of registrant as specified in its charter)

Nevada
(State or other jurisdiction of incorporation)

88-0370247
(Commission File Number)	(IRS Employer Identification No.)

2401 Crow Canyon Rd., Suite 201, San Ramon, CA 94583
(Address of principal executive offices)

(925) 362-9306
(Issuer's telephone number)

(Former name, address and telephone number)

ITEM 5. OTHER EVENTS

        On September 10, 2002 (the "Effective Date"), we entered into a license agreement with Two Dog Net, Inc., a California corporation ("Two Dog") to acquire a worldwide exclusive license to their registered trademark, Children's Internet®, and related technology. In consideration for the license we agreed to pay a license fee to Two Dog Net as well as royalties equal to 7% of our net sales of The Children's Internet service.

        The license fee is $2,000,000 payable by us to Two Dog no later than two years following the Effective Date. However, the license agreement provides that if we pay the license fee within the first year following the Effective Date, it shall be discounted to $1,800,000, and if we pay the license fee more than twelve months following the Effective Date but within eighteen months following the Effective Date, it shall be discounted to $1,900,000. In the event we raise funds in excess of $5,000,000 during the two years following the Effective Date, the license agreement requires us to pay the license fee immediately.

        The license is for the federally registered trademark, Children's Internet, and all related technology consisting of a proprietary and patent-pending secured Internet service specifically designed for pre-school to junior high school aged children called The Children's Internet®. Included in this technology are a secure kid-friendly search engine, browser, secure e-mail system, educational resources and numerous portals linking to entertainment, news, games, homework help, and all Two Dog's proprietary animated characters and content, web pages and home rooms as featured on The Children's Internet® website and service.

        The license agreement is for a term of five years and automatically renews for an additional five-year term unless either party elects not to renew the agreement.

        Under the terms and conditions of the license agreement, we may not assign the license nor can we sublicense the trademark or technology without the prior written approval of Two Dog. Additionally, Two Dog can terminate the license if:

  •
  An individual or group acquires more than 50% of our voting stock;

  •
  We merge with or into another entity not wholly owned by us; or

  •
  We consolidate or sell 50% or more of our assets in one or a series of transactions.

        The acquisition of the license is an important step for us in implementing our business plan launching a premier Internet service designed specifically for children.

ITEM 7. FINANCIAL STATEMENTS, PRO FORMA FINANCIAL INFORMATION AND EXHIBITS.

  (c)
  Exhibits

  10.1
  License Agreement dated September 10, 2002

SIGNATURES

        Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report on Form 8-K to be signed on its behalf by the undersigned hereunto duly authorized.

DWC INSTALLATIONS, a Nevada corporation
/s/ SHOLEH HAMEDANI
BY:	Sholeh Hamedani
ITS:	President & Chief Executive Officer

Date: September 11, 2002

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  ITEM 5. OTHER EVENTS
  ITEM 7. FINANCIAL STATEMENTS, PRO FORMA FINANCIAL INFORMATION AND EXHIBITS.
SIGNATURES